Exhibit 10.35

CITIZENS FINANCIAL GROUP, INC.
Deferred Cash Award Agreement
Terms and Conditions
Section 1.Grant of Deferred Cash Award. Citizens Financial Group, Inc. (together with its Subsidiaries, the “Company”) has granted to the recipient, as identified in such recipient’s electronic account (the “Recipient”), in exchange for the Recipient’s services to the Company, a cash award (the “Award”) in the amount specified in the Recipient’s electronic account, effective on the “Grant Date” specified in the Recipient’s electronic account. The Award is subject to the terms and conditions of this award agreement (the “Award Agreement”).
Section 2.    Restrictions on Transferability. The Award granted under this Award Agreement shall not be assigned, sold, exchanged, pledged, hypothecated, transferred, alienated or otherwise disposed of or hedged, in any manner, whether voluntarily or involuntarily, and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, by the Recipient. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 2 shall be null and void and any portion of the Award that is hedged in any manner shall immediately be forfeited. All of the terms and conditions of this Award Agreement shall be binding upon any permitted successors and assigns.
Section 3.    Vesting; Change of Control; Vesting and Forfeiture Upon a Termination of Employment.
(a)    Vesting. The Award will be subject to the vesting schedule specified in the Recipient's electronic account.
(b)    Change of Control. If the Recipient is terminated by the Company without Cause, or the Recipient resigns from employment with the Company with Good Reason, within 12 months after a Change of Control (a “Change of Control Termination”), the Award shall fully vest on the Recipient’s termination date and shall be paid to the Recipient pursuant to Section 4.
(c)     Vesting and Forfeiture Upon Termination of Employment.
i.Termination Without Cause. If the Recipient is terminated by the Company without Cause (other than a Change of Control Termination), the Award shall continue to vest in accordance with Section 3(a) as though the Recipient was still employed by the Company on each applicable vesting date; provided, however, that the Recipient does not engage in any Detrimental Activity during the Recipient’s post-employment vesting period.
ii.Retirement; Disability. If the Recipient’s employment is terminated due to Retirement or Disability, the Award shall continue to vest in accordance with Section 3(a) as though the Recipient was still employed by the Company on each applicable vesting date, provided, however, that the Recipient (A) does not engage in any Detrimental Activity and (B) does not become employed by any company in the financial services industry, in each case, during the Recipient’s post-employment vesting period.
iii.Death. If the Recipient is terminated due to death, the Award shall fully vest on the Recipient’s date of death and shall be paid to the Recipient’s Beneficiary pursuant to Section 4.
iv.Forfeiture. If the Recipient is terminated by the Company with Cause or the Recipient resigns for any reason (other than a Change of Control Termination), any unvested portion of the Award shall be forfeited in its entirety on the Recipient’s termination date without any payment to the Recipient. In addition, if (A) the Recipient’s employment is terminated by the Company without Cause (other than a Change of Control Termination) and the Recipient engages in Detrimental Activity during the Recipient’s post-employment vesting period, or (B) the Recipient’s employment is terminated due to Retirement or Disability and the Recipient either (I) engages in any Detrimental Activity, or (II) becomes employed by any company in the financial services industry, in either case, during the Recipient’s post-employment vesting period, any unvested portion of the Award shall be forfeited in its entirety on the date that the Recipient engages in such Detrimental Activity or becomes employed by any company in the financial services industry, as applicable, without any payment to the Recipient.
Section 4.    Distribution on Vesting. Each portion of the Award that becomes vested pursuant to Section 3 shall be paid as soon as reasonably practicable on or after the applicable vesting date in an amount equal to the portion of the Award that became vested on that date; provided, however, that such payment shall be made no later than the end of the calendar year in which it vests or, if later, by the 15th day of the third calendar month after the vesting date provided that the Recipient shall not be permitted, directly or indirectly, to designate the taxable year of the payment.
Section 5.    Notice Prior to the Recipient’s Voluntary Separation from Employment. In partial consideration for the Recipient’s eligibility for and receipt of the Award, the Recipient agrees to provide the Company with prior notice of the Recipient’s voluntary separation from employment, regardless of the reason for such separation. Such notice shall be no less than the greater of (a) the notice period applicable to the Recipient’s employee level as specified in the Company’s Separation from Employment Policy as it exists at the time the Recipient provides such notice or (b) the period specified in any other written agreement between the Recipient and the Company.
Section 6.    Restrictive Covenants.
(a)    Non-Solicitation of Employees. In addition to the Recipient’s obligations detailed in this Agreement, the Recipient agrees and reaffirms that, at any time during the Recipient’s employment and for twelve (12) months following the date the Recipient ceases to be employed by the Company for any reason, or if longer, during the remaining vesting period (the “Restricted Period”), the Recipient shall not, directly or indirectly, whether for the Recipient’s own account or for any person or entity other than the Company or any Company Affiliate hire, employ, solicit for employment or hire, or attempt to solicit for employment or hire, any person who is employed by the Company or any Company Affiliate during the Restricted Period, nor shall the Recipient directly or indirectly induce any such employee to terminate his or her employment or accept employment with anyone other than a Company Affiliate, or otherwise interfere with the relationship between the Company and/or any Company Affiliate and any of their employees during the Restricted Period. Anything to the contrary notwithstanding, the Company agrees that the Recipient shall not be deemed in violation of this Section 6(a) if an entity with which the Recipient is associated hires or engages any employee of the Company or a Company Affiliate, if the Recipient was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee.
(b)    Non-Solicitation of, and Non-Interference with, Customers and Prospective Clients. The Recipient agrees that during the Recipient’s employment and during the Restricted Period, the Recipient shall not, directly or indirectly, for any person or entity other than the Company or any Company Affiliate, solicit, assist in soliciting for or accept business from any customer of the Company or any Company Affiliate, nor will the Recipient induce or encourage any such customer to discontinue or diminish his, her or its relationship or prospective relationship with the Company or any Company Affiliate, or divert business away from the Company or any Company Affiliate; provided, however, that general solicitation through advertisement shall not constitute solicitation for purposes of this provision. Anything to the contrary notwithstanding, the Company agrees that the Recipient shall not be deemed in violation of this Section 6(b) if an entity with which the Recipient is associated accepts business from a customer or client of the Company or a Company Affiliate, if the Recipient was not, directly or indirectly, involved in soliciting or identifying such customer or client as a potential customer or client of the competing entity.
(c)    Representations. The Recipient agrees that all of the foregoing restrictions are reasonable and necessary to protect the Company’s and/or any Company Affiliate’s business and their Confidential Information and that the Recipient’s eligibility for and receipt of the Award, are independently and together good and valuable consideration to compensate him or her for agreeing to all restrictions contained in this Agreement. The Recipient also acknowledges, represents and warrants that the Recipient’s knowledge, skills and abilities are sufficient to permit the Recipient to earn a satisfactory livelihood without violating these provisions. Further, the Recipient agrees that the Recipient shall not, following the termination of the Recipient’s employment with the Company, represent or hold the Recipient out as being in any way connected with the business of the Company or any Company Affiliate.
(d)    Blue Pencil. It is expressly understood and agreed that although the Recipient and the Company consider the restrictions contained in this section to be reasonable, if a final judicial determination is made by an arbitrator or a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Recipient, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if an arbitrator or a court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
Section 7.    [Repayment Requirement. If the Recipient’s employment is terminated (or notice to terminate is given by the Recipient or the Company) for any reason other than death, Disability, Retirement, or termination by the Company without Cause within 12 months of the date the Recipient commences employment with the Company, any unvested portion of the Award shall be forfeited in its entirety on the Recipient’s termination date without any payment to the Recipient and the Recipient shall be required to repay the Company within 14 days of the Recipient’s termination date the net value (following any applicable tax and other statutory deductions) of any portion of the Award that the Recipient received pursuant to this Award Agreement.] [Section 7 only applicable to buy-out awards]
Section 8.    Tax Liability; Withholding Requirements. The Recipient shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Recipient incurs in connection with the receipt, vesting or payment of the Award. The Company shall be authorized to withhold from the Award any payment due or transfer made under the Award or from any compensation or other amount owing to the Recipient the amount (in cash or other property, or any combination thereof) of applicable withholding taxes due in respect of the Award, its settlement or any payment or transfer under the Award and to take such other action (including providing for elective payment of such amounts in cash or other property by the Recipient) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.
Section 9.    Recoupment/Clawback. The Recipient hereby acknowledges and agrees that in order to comply with applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act), the Committee retains the right at all times to decrease or terminate the Award and payments under the Award, and any and all amounts payable under the Award, or paid under the Award, shall be subject to clawback, forfeiture, and reduction to the extent determined necessary to comply with applicable law.
Section 10.    No Right to Continued Employment. The grant of the Award shall not be construed as giving a Recipient the right to be retained in the employ of, or to continue to provide services to, the Company. The receipt of the Award is not intended to confer any rights on the Recipient except as set forth in this Award Agreement.
Section 11.    Section 409A of the Code. This Award Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder, and the provisions of this Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and this Award Agreement shall be operated accordingly. If any provision of this Award Agreement or any term or condition of the Award would otherwise conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything else in this Award Agreement, if the Board considers a Recipient to be a “specified employee” under Section 409A of the Code at the time of such Recipient’s “separation from service” (as defined in Section 409A of the Code), and the amount under the Award is “deferred compensation” subject to Section 409A of the Code any distribution that otherwise would be made to such Recipient with respect to the Award as a result of such separation from service shall not be made until the date that is six months after such separation from service, except to the extent that earlier distribution would not result in such Recipient’s incurring interest or additional tax under Section 409A of the Code. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Recipients’ right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. Notwithstanding the foregoing, the tax treatment of the benefits provided under this Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Recipient on account of non-compliance with Section 409A of the Code.
Section 12.    Miscellaneous.
(a)    Definitions. For purposes of this Award Agreement:
i.“Beneficiary” means a person entitled to receive payments or other benefits that are available under the Award in the event of the Recipient’s death. If no such person can be named or is named by the Recipient, or if no Beneficiary designated by the Recipient is eligible to receive payments or other benefits that are available under the Award at the Recipient’s death, the Recipient’s Beneficiary shall be the Recipient’s estate. A Recipient may designate a Beneficiary or change a previous Beneficiary designation only at such times as prescribed by the Company, in its sole discretion, and only by using forms and following procedures approved or accepted by the Company for that purpose.
ii.“Board” means the board of directors of Citizens Financial Group, Inc.
iii.“Cause” means:
(1) any conviction (including a plea of guilty or of nolo contendere or entry into a pre-trial diversion program) of the Recipient for the commission of a felony or any conviction of any criminal offense within the scope of Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829;
(2) the Recipient commits an act of gross misconduct, fraud, embezzlement, theft or material dishonesty in connection with the Recipient’s duties or in the course of the Recipient’s employment with the Company or any of its affiliates;
(3) failure on the part of the Recipient to perform his or her employment duties in any material respect, which is not cured to the reasonable satisfaction of the Company within 30 days after the Recipient receives written notice of such failure; or
(4) the Recipient engages in Detrimental Activity.
iv.“Change of Control” means the occurrence of any one or more of the following events:
(1) any person (as described in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) of the Exchange Act, including a “group” as defined in Section 13(d) of the Exchange Act), other than an employee benefit plan or trust maintained by the Company, becomes the beneficial owner (as described in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors;
(2) at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; or

(3) the consummation of (A) a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer to any person (as such term is described in clause (1) above) of assets of the Company, in one transaction or a series of related transactions, having an aggregate fair market value of more than 50% of the fair market value of the Company and its subsidiaries (the “Company Value”) immediately prior to such transaction(s), but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company’s shareholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the Company Value immediately prior to such transaction(s).
Notwithstanding the foregoing or any provision of this Award Agreement to the contrary, if the Award provides for accelerated distribution on a Change of Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code and the regulations thereunder), if the event that constitutes such Change of Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change of Control but instead shall vest as of the date of such Change of Control and shall be paid on the scheduled payment date specified in the Award Agreement, except to the extent that earlier distribution would not result in the Recipient who holds such Award incurring interest or additional tax under Section 409A of the Code.
v.“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.
vi.“Committee” means the compensation committee of the Board unless another committee is designated by the Board. If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.
vii.“Company Affiliate” means the Company’s parents, subsidiaries, affiliates or their respective successors (collectively, the "Company Affiliates" and each a “Company Affiliate”).

viii.	“Detrimental Activity” includes the following:
(1) The Recipient’s disclosure to any unauthorized person, firm, or corporation or use or attempt to use for his or her own advantage or to the advantage of any other person, firm or corporation, any confidential information relating to the business affairs or trade secrets of the Company or any of its affiliates, howsoever obtained or provided, during the course of, or as a result of, his or her employment (the “Confidential Information”). Confidential Information includes, but is not limited to, information relating to employees, customers and suppliers (former, actual and potential), Company contracts, pricing structures, financial and marketing details, business plans, any technical data, designs, formulae, product lines, intellectual property, research activities and any information which may be deemed to be commercially or price sensitive in nature, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, including but not limited to electronic and digital media, whether or not labeled as “confidential”;
(2) The Recipient violates the obligations set forth in Section 6(a) or 6(b) of this Award Agreement.
(3) Making any false or disparaging comments about the Company or any of its subsidiaries, affiliates, employees, officers, or directors; or

(4) Engaging in any activity which in the opinion of the Company is not consistent with providing an orderly handover of the Recipient’s responsibilities.
The Recipient agrees that the foregoing restrictions are reasonable and necessary to protect the Company’s business and that the grant of this Award, along with the benefits and attributes of the Recipient’s employment by the Company, is good and valuable consideration to compensate the Recipient for agreeing to these restrictions.
ix.“Disability” means the Recipient is entitled to, and has begun to receive, long-term disability benefits under the long-term disability plan of the Company in which the Recipient participates.
x.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
xi.“Good Reason” means any of the following changes as compared to the Recipient’s terms of employment prior to a Change of Control:
(1) a material diminution in the Recipient’s authority, duties, or responsibilities;
(2) a material diminution in the Recipient’s base salary other than a general reduction in base salary that affects all similarly situated employees; or
(3) a relocation of the Recipient’s principal place of employment by more than 50 miles from his or her current principal place of employment, unless the new place of employment is closer to the Recipient’s home address.
Provided, however, that the Recipient must give written notice to the Company within 30 days of the initial existence of any of the foregoing changes, the Company shall have 30 days upon receipt of such notice to remedy the condition so as to eliminate the Good Reason, and if not remedied, the Recipient’s employment must terminate no later than 60 days following the expiration of such cure period. Notwithstanding the foregoing, the Recipient’s continued employment shall not constitute a waiver of the Recipient’s rights with respect to any circumstance constituting Good Reason under this Award Agreement.
xii.“Retirement” means the Recipient’s age plus years of service (in each case, including completed months) equals or exceeds 65, with a minimum of at least five years of service with the Company.
(b)    Notices. All notices, requests and other communications under this Award Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission or by e-mail or any other form of electronic transmission or delivery approved by the Committee, as follows:
if to the Company, to:
Citizens Financial Group, Inc.
600 Washington Blvd.
Stamford, CT 06901
Attention: Corporate Secretary
if to the Recipient, to the address that the Recipient most recently provided to the Company, or to such other address, facsimile number, e-mail address or such other form of electronic transmission or delivery as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt. Notwithstanding anything to the contrary contained in this Award Agreement, the Company may, in its sole discretion, deliver and, by acceptance of this grant, the Recipient hereby explicitly and unambiguously consents and agrees to the receipt and delivery of, any notices permitted or required hereunder, documents related to the Award and/or any other information (including, without limitation, information required to be delivered to the Recipient pursuant to applicable securities laws) regarding the Company and the Subsidiaries or the Award by electronic means, including but not limited to through the Recipient’s electronic account, through another on-line or electronic account system established and maintained by the Company or another third party designated by the Company or via the Company website. Such consent shall remain in effect throughout the Recipient’s term of employment or service with the Company and thereafter until withdrawn in writing by the Recipient. The Recipient acknowledges that the Recipient may receive from the Company a paper copy of any notices or documents delivered electronically at no cost to the Recipient by contacting the Company by telephone or in writing.
(c)    Entire Agreement. This Award Agreement (including the terms specified in the Recipient's electronic account, as noted in Section 1 and Section 3) constitutes the entire agreement and understanding between the parties in respect of the subject matter hereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.
(d)    Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Award Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Award Agreement shall remain in full force and effect.
(e)    Amendment; Waiver. No amendment or modification of any provision of this Award Agreement that has a material adverse effect on the Recipient shall be effective unless signed in writing by or on behalf of the Company and the Recipient; provided, however, that the Company may amend or modify this Award Agreement without the Recipient’s consent to the extent any such amendment or modification is made to cause the Award to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, to impose any “clawback” or recoupment provisions on the Awards in accordance with Section 9, or as otherwise set forth in this Award Agreement. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Award Agreement, or any waiver of any provision of this Award Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.
(f)    Administration; Determinations. The Award Agreement shall be administered by the Committee, which shall be appointed by the Board. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, and the Recipient.
(g)    Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, the Award will terminate immediately prior to the consummation of such action, unless otherwise determined by the Company.
(h)    Assignment. Neither this Award Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Recipient.
(i)    Successors and Assigns; No Third-Party Beneficiaries. This Award Agreement shall inure to the benefit of and be binding upon the Company and the Recipient and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Award Agreement, express or implied, is intended to confer on any person other than the Company and the Recipient, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Award Agreement.

(j)    Governing Law; Waiver of Jury Trial. This Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof. By acknowledging this Award Agreement electronically or signing it manually, as applicable, the Recipient waives any right that the Recipient may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Award Agreement.
(k)    Unfunded Obligation. The Award is an unfunded obligation and does not create and will not be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Recipient or any other person. To the extent that the Recipient becomes vested in the Award and acquires a right to receive payments from the Company pursuant to this Award Agreement, that right will be no greater than the right of any unsecured general creditor of the Company.
(l)    Discretionary Nature. The grant of the Award does not create any contractual right or other right in the Recipient to receive any other Awards in the future. Future grants of Awards, if any, shall be at the sole discretion of the Company.
(m)    Recipient Undertaking; Acceptance. The Recipient agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Recipient or the Award pursuant to this Award Agreement. The Recipient acknowledges receipt of a copy of this Award Agreement. The Recipient has read carefully, and understands, the provisions of this Award Agreement.
(n)    Dispute Resolution. Except as provided in the last sentence of this paragraph to the fullest extent permitted by law, the Company and the Recipient agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury. The Company and the Recipient agree that any dispute between or among them and/or their affiliates arising out of, relating to or in connection with this Award shall be resolved in accordance with a confidential two-step dispute resolution procedure involving: (a) Step One: non-binding mediation, and (b) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current AAA Commercial Arbitration Rules. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in the city/location selected by the Company in its sole discretion. The arbitration (if the dispute is not resolved by mediation) shall be conducted by a single AAA arbitrator, selected by the Company in its sole discretion. Any award rendered by the arbitrator, including with respect to responsibility for AAA charges (including the costs of the mediator and arbitrator), shall be final and binding, and judgment may be entered on it in any court of competent jurisdiction. In the unlikely event the AAA refuses to accept jurisdiction over a dispute, the Company and the Recipient agree to submit to JAMS mediation and arbitration applying the JAMS equivalent of the AAA Commercial Arbitration Rules. If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction.
(o)    Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Award Agreement.
(p)    Nature of Payments. The Award granted hereunder shall constitute special incentive payments to the Recipient and shall not be taken into account in computing the amount of salary or compensation of the Recipient for the purpose of determining any retirement, death or other benefits under (i) any retirement, bonus, life insurance or other employee benefit plan of the Company, or (ii) any agreement between the Company and the Recipient, except as such plan or agreement shall otherwise expressly provide.
(q)    Data Privacy. The Recipient understands that the Company and its affiliates hold certain personal information about the Recipient, including but not limited to the Recipient’s name, home address and telephone number, birthdate, social insurance number or other identification number, compensation, and details of the Award for purposes of administration

(the “Data”). As a condition of receipt of this Award, the Recipient explicitly consents to the collection, use, transfer and retention, in electronic or other form, of the Data by and among, as applicable, the Company, its affiliates and any third parties assisting the Company in administration of the Award, in each case, for the purpose of administering the Award.